Exhibit 99.1

RAVEN INDUSTRIES, INC.	NASDAQ: RAVN	SIOUX FALLS, SD	RAVENIND.COM

Raven Industries Reports First Quarter Fiscal 2016 Results
End-market Weakness Continues to Challenge the Business

Sioux Falls, S.D.-May 19, 2015-Raven Industries, Inc. (NASDAQ: RAVN) today reported financial results for the first quarter that ended April 30, 2015.
Noteworthy Items:

•	Announced leadership change of Applied Technology Division to enhance execution capabilities and drive increased accountability;

•	Applied Technology Division operating profit margin increased from 12.9 percent in the fourth quarter to 27.0 percent this quarter primarily as a result of the restructuring actions taken;

•	$13 million annualized restructuring plan on target to deliver full cost reduction realization in the second quarter;

•	Completed the planned run-off of the contract manufacturing business in both Applied Technology and Aerostar;

•	Initiated activity on the repurchase plan during the quarter, repurchased approximately 150 thousand shares, equivalent to about $3.0 million in stock.

First Quarter Results:
Net sales for the first quarter of 2016 were $70.3 million, down 31.4 percent versus the first quarter of 2015. Excluding sales from contract manufacturing, first quarter net sales were $68.2 million, down 29.1 percent versus the first quarter of 20151.
Operating income for the first quarter of 2016 was $7.2 million, down $9.3 million or 56.4 percent versus the first quarter of 2015. The decline was principally due to weakness in Applied Technology and Engineered Films. Both divisions experienced deteriorating end-market demand, leading to significant declines in division operating profit year-over-year.
Net income for the first quarter of 2016 was $4.9 million, or $0.13 per diluted share, versus net income of $11.0 million, or $0.30 per diluted share, in last year's first quarter.
Balance Sheet and Cash Flow:
At the end of the first quarter of 2016, cash and cash equivalents totaled $47.7 million, down $4.5 million versus the previous quarter. Net working capital as a percentage of annualized sales increased from 24.2 percent to 33.8 percent year-over-year principally due to higher inventory levels2. Cash flow from operations was $9.3 million in the first quarter versus $18.2 million in the previous year’s first quarter.

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Raven Industries First Quarter 2016 Results
May 19, 2015

The decline in cash flow from operations was primarily due to the decline in net income year-over-year. Capital expenditures were $5.0 million in this year’s first quarter, up $2.1 million versus the first quarter of 2015. The increase in capital expenditures was primarily due to the timing of projects, particularly within Engineered Films. The Company continues to expect capital expenditures for the year to be between $13 and $15 million dollars.
Engineered Films Division First Quarter Results:
Net sales for Engineered Films were $31.3 million, down 25.8 percent year-over-year. The decline in sales was driven primarily by a sharp decline in Energy market sales, which declined approximately 75 percent year-over-year. The remaining markets, in aggregate, were up slightly in the first quarter on a reported basis.
Operating income was $4.5 million, down $1.4 million or 23.7 percent versus the first quarter of 2015. The decline in operating income was driven primarily by the significant decline in Energy market volume, which constituted approximately 35 percent of the division’s sales in last year’s first quarter. Despite declining volume, value engineering, pricing discipline, and favorable raw material cost comparisons led to operating margin increasing 40 basis points year-over-year and 300 basis points sequentially.
“The decline in oil prices has resulted in a reduction in land-based rig counts of approximately 50 percent year-over-year in the first quarter,” said Dan Rykhus, president and CEO. “Unfortunately, oil well completion rates have fallen even more, putting significant pressure on the division and delaying the accretion realization of the Integra acquisition. With the actions we are taking to adjust the cost structure of Engineered Films, the division will be in a strong position to capitalize on the rebound in drilling activity when that occurs. In the meantime, we are aggressively pursuing volume opportunities in other markets and managing costs to help offset the Energy market decline in 2016.”
Applied Technology Division First Quarter Results:
Net sales for Applied Technology in the first quarter of 2016 were $32.4 million, down 30.0 percent versus the first quarter of 2015. The decline in sales was driven by the significant contraction in demand in both the OEM and aftermarket segments which declined approximately 40 percent and 30 percent, respectively, excluding the impact from acquisitions.
Operating income was $8.7 million, down $7.1 million or 44.9 percent versus the first quarter of 2015. Although division operating income was down meaningfully year-over-year due to reduced volume, the restructuring actions taken brought the cost structure of the division more in-line with the current level of demand. As a result, division profit margin increased significantly versus the fourth quarter, increasing from 12.9 percent to 27.0 percent.
According to Rykhus, “The challenging end-market conditions have continued to worsen for Applied Technology. The division has taken actions to adjust its cost structure and took a big step in restoring the operating margin of the business this quarter. We expect further improvement in the second quarter as we realize the full benefit of the restructuring actions implemented.”
“Given the significant challenges facing the division and the need for enhanced execution and accountability, we announced a leadership change for the division earlier this month. Brian Meyer, who had most recently served as our CIO, has taken over leadership responsibilities for the Applied Technology Division. Brian will bring a fresh perspective and accelerate the execution of our strategy while at the same time preserving the investment and resources dedicated to innovation. Brian has extensive experience across disciplines and is particularly talented at building and leading high-

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Raven Industries First Quarter 2016 Results
May 19, 2015

performing teams. We’re confident that in his new role the Division will benefit greatly from his leadership,” continued Rykhus.
Aerostar Division First Quarter Results:
Net sales for Aerostar for the first quarter of 2016 were $6.6 million, down 62.9 percent versus the first quarter of 2015. Excluding sales from contract manufacturing, first quarter net sales were $5.0 million, down 47.1 percent versus the first quarter of 20151.
Operating income was a loss of $0.9 million versus break-even in the first quarter of 2015. The decline was primarily the result of the planned reduction in contract manufacturing sales and lower sales of proprietary products. Sales of proprietary products were impacted partially by the timing of orders and contract wins relative to the prior year within the Vista radar business and lower volumes of stratospheric balloons.
Said Rykhus, “As we expected, the first quarter was a challenging start to the year for Aerostar, with proprietary product sales declining. The second half of the year is our seasonally-stronger half for proprietary products and we expect momentum to build throughout the year. The Division continues to develop new opportunities and make progress on key strategic programs relating to both radar and stratospheric balloon opportunities.”
Fiscal 2016 Outlook:
“For Applied Technology we have seen end-market demand deteriorate since the beginning of the year and we believe conditions will remain challenging throughout this fiscal year, and may persist well into next fiscal year. Corn prices have continued to slide since the beginning of the year and are now at 8-year lows. Farmer sentiment is weak and productivity investments are being delayed. Based on what we see now and the feedback we are getting from our strategic OEM partners, we believe the market will bottom-out sometime during the remainder of this year,” said Rykhus.
“At the same time, we have seen the Energy market served by our Engineered Films division take a substantial hit. Although oil prices have rebounded somewhat lately, rig counts and oil well completion rates continue to decline. As a result, we are not anticipating a quick recovery, rather a slower and more measured return in demand for films,” continued Rykhus.
“Despite these challenges, we are a financially strong Company with a resilient organization. We have adjusted our cost structure for the current level of demand and we continue to look for opportunities to reduce expenses and further optimize our structure as necessary. While current end-market conditions are not conducive to growth, we believe in the long-term fundamentals of the markets we serve. We are committed and confident that we will return to the growth rates consistent with our strategic objectives when commodity market conditions cycle in our favor,” concluded Rykhus.
Regulation G:
The information presented in this earnings release regarding net sales excluding contract manufacturing sales and earnings before interest, taxes, depreciation, and amortization (EBITDA) do not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the operating performance of the Company and its operating segments as well as the comparability of results. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the tables below.

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Raven Industries First Quarter 2016 Results
May 19, 2015

Conference Call Information:
The Company will host an investor conference call to discuss first quarter fiscal 2016 results today, Tuesday, May 19, 2015 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The conference call audio will be available to all interested parties via a simultaneous webcast that can be accessed at www.RavenInd.com under the Investor Relations section. Analysts and investors are invited to join the conference call by dialing: 1-866-393-0676. The event is scheduled to last one hour. For those unable to listen live, an audio replay of the event along with the accompanying presentation will be archived on the Company's website.
About Raven Industries, Inc.:
Since 1956, Raven Industries has designed and manufactured high-quality, high-value technical products. Raven is publicly traded on NASDAQ (RAVN) and has earned an international reputation for innovation, product quality, high performance, and unmatched service. Raven’s purpose is to solve great challenges in areas of safety, feeding the world, energy independence and resource preservation. To realize this purpose, we utilize our strengths in engineering, manufacturing and technological innovation to serve the precision agriculture, high performance specialty films, aerospace and situational awareness markets. Visit www.RavenInd.com for more information.
Forward-Looking Statements:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the Company’s primary markets, such as agriculture, construction and oil and gas drilling; or changes in competition, raw material availability, technology or relationships with the Company’s largest customers, risks and uncertainties relating to development of new technologies to satisfy customer requirements, possible development of competitive technologies, ability to scale production of new products without negatively impacting quality and cost, and ability to finance investment and working capital needs for new development projects, as well as other risks described in the Company’s 10-K under Item 1A. This list is not exhaustive, and the Company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.

1.
Net sales excluding contract manufacturing sales is a non-GAAP financial measure and excludes sales generated from contract manufacturing activities. Net sales excluding contract manufacturing sales is reconciled in the accompanying Regulation G tables.

2.
Net working capital is a ratio defined as accounts receivable (net) plus inventories less accounts payable. Net working capital percentage is defined as net working capital divided by four times quarterly sales.

3.
EBITDA is a non-GAAP financial measure defined on a consolidated basis as net income attributable to Raven Industries, Inc., plus income taxes, plus depreciation expense, plus amortization expense, plus interest expense (net). On a segment basis it is defined as operating income, plus depreciation expense, plus amortization expense. EBITDA margin is defined as EBITDA divided by net sales. EBITDA is reconciled in the accompanying Regulation G tables.

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Raven Industries First Quarter 2016 Results
May 19, 2015

Contact Information:
Shaylee Healy, Director of Investor Relations
Raven Industries, Inc.
605-331-0371
Shaylee.Healy@ravenind.com

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Raven Industries First Quarter 2016 Results
May 19, 2015

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in thousands, except earnings per share) (Unaudited)

	Three Months Ended April 30,
	2015	2014	Fav (Un)Change
Net sales	$70,273	$102,510	(31.4)%
Cost of goods sold	49,914	70,744
Gross profit	20,359	31,766	(35.9)%
Gross profit percentage	29.0%	31.0%

Research and development expenses	3,536	4,972
Selling, general and administrative expenses	9,609	10,262
Operating income	7,214	16,532	(56.4)%
Operating income percentage	10.3%	16.1%

Other (expense), net	(44)	(79)
Income before income taxes	7,170	16,453	(56.4)%

Income taxes	2,309	5,419
Net income	4,861	11,034	(55.9)%

Net income (loss) attributable to the noncontrolling interest	6	(4)

Net income attributable to Raven Industries	$4,855	$11,038	(56.0)%

Net income per common share:
- basic	$0.13	$0.30	(56.7)%
- diluted	$0.13	$0.30	(56.7)%

Weighted average common shares:
- basic	38,070	36,497
- diluted	38,202	36,728

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Raven Industries First Quarter 2016 Results
May 19, 2015

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)

	April 30	January 31	April 30
	2015	2015	2014
ASSETS
Cash, cash equivalents and short-term investments	$47,702	$52,199	$63,652
Accounts receivable, net	45,233	56,576	55,255
Inventories	58,981	55,152	55,066
Other current assets	9,942	7,052	7,525
Total current assets	161,858	170,979	181,498

Property, plant and equipment, net	118,429	117,513	96,745
Goodwill and amortizable intangibles, net	69,951	70,638	30,082
Other assets, net	4,359	3,743	3,752
Total Assets	$354,597	$362,873	$312,077

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$9,123	$11,545	$11,294
Accrued and other liabilities	17,743	20,298	22,140
Total current liabilities	26,866	31,843	33,434

Other liabilities	25,581	25,793	19,399
Shareholders' equity	302,150	305,237	259,244
Total Liabilities and Shareholders' Equity	$354,597	$362,873	$312,077

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Raven Industries First Quarter 2016 Results
May 19, 2015

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands) (Unaudited)

	Three Months Ended April 30,
	2015	2014
Cash flows from operating activities:
Net income	$4,861	$11,034
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,363	4,115
Other operating activities, net	27	3,029
Net cash provided by operating activities	9,251	18,178

Cash flows from investing activities:
Capital expenditures	(5,000)	(2,900)
Receipts (payments) related to business acquisitions	351	—
Other investing activities, net	216	(112)
Net cash used in investing activities	(4,433)	(3,012)

Cash flows from financing activities:
Dividends paid	(4,940)	(4,371)
Payments for shares repurchased	(2,563)	—
Payment of acquisition-related contingent liabilities	(614)	(454)
Debt issuance costs paid	(454)	—
Other financing activities, net	(701)	30
Net cash used in financing activities	(9,272)	(4,795)

Effect of exchange rate changes on cash	(43)	44

Net (decrease) increase in cash and cash equivalents	(4,497)	10,415
Cash and cash equivalents at beginning of period	51,949	52,987
Cash and cash equivalents at end of period	47,452	63,402
Short-term investments	250	250
Cash, cash equivalents and short-term investments	$47,702	$63,652

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Raven Industries First Quarter 2016 Results
May 19, 2015

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands) (Unaudited)

	Three Months Ended April 30,
	2015	2014	Fav (Un) Change
Net sales
Applied Technology	$32,410	$46,288	(30.0)%
Engineered Films	31,321	42,207	(25.8)%
Aerostar	6,554	17,665	(62.9)%
Intersegment eliminations	(12)	(3,650)
Total Company	$70,273	$102,510	(31.4)%

Operating income (loss)
Applied Technology	$8,741	$15,856	(44.9)%
Engineered Films	4,471	5,863	(23.7)%
Aerostar	(853)	11	(7854.5)%
Intersegment eliminations	59	62
Total segment income	$12,418	$21,792	(43.0)%
Corporate expenses	(5,204)	(5,260)	1.1%
Total Company	$7,214	$16,532	(56.4)%

Operating income percentages
Applied Technology	27.0%	34.3%	(730bps)
Engineered Films	14.3%	13.9%	40bps
Aerostar	(13.0)%	0.1%	(1,310bps)
Total Company	10.3%	16.1%	(580bps)

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Raven Industries First Quarter 2016 Results
May 19, 2015

RAVEN INDUSTRIES, INC.
ADJUSTED SALES REGULATION G RECONCILIATION[1]
(Dollars in thousands) (Unaudited)

	Three Months Ended April 30,
			Fav (Un)
	2015	2014	Change
Applied Technology
Reported net sales	$32,410	$46,288	(30.0)%
Less: Contract manufacturing sales	547	1,515	(63.9)%
Applied Technology net sales, excluding contract manufacturing sales	$31,863	$44,773	(28.8)%

Aerostar
Reported net sales	$6,554	$17,665	(62.9)%
Less: Contract manufacturing sales	1,555	8,217	(81.1)%
Aerostar net sales, excluding contract manufacturing sales	$4,999	$9,448	(47.1)%

Consolidated Raven
Reported net sales	$70,273	$102,510	(31.4)%
Less: Contract manufacturing sales	2,102	9,732	(78.4)%
Plus: Aerostar sales to Applied Technology	—	3,386	(100.0)%
Consolidated net sales, excluding contract manufacturing sales	$68,171	$96,164	(29.1)%

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Raven Industries First Quarter 2016 Results
May 19, 2015

RAVEN INDUSTRIES, INC.
EBITDA REGULATION G RECONCILIATION[3]
(Dollars in thousands) (Unaudited)

	Three Months Ended April 30,
			Fav (Un)
Segments	2015	2014	Change
Applied Technology (ATD)
Reported operating income	$8,741	$15,856	(44.9)%
Plus: Depreciation and amortization	1,128	1,341	(15.9)%
ATD EBITDA	$9,869	$17,197	(42.6)%
ATD EBITDA % of Net Sales	30.5%	37.2%

Engineered Films (EFD)
Reported operating income	$4,471	$5,863	(23.7)%
Plus: Depreciation and amortization	1,876	1,366	37.3%
EFD EBITDA	$6,347	$7,229	(12.2)%
EFD EBITDA % of Net Sales	20.3%	17.1%

Aerostar (Aero)
Reported operating (loss) income	$(853)	$11	(7,854.5)%
Plus: Depreciation and amortization	901	828	8.8%
Aerostar EBITDA	$48	$839	(94.3)%
Aerostar EBITDA % of Net Sales	0.7%	4.7%

Consolidated Raven
EBITDA	$11,525	$20,566	(44.0)%
Income taxes	2,309	5,419
Interest (income), net	(2)	(6)
Depreciation and amortization	4,363	4,115
Net Income	$4,855	$11,038	(56.0)%
EBITDA % of Net Sales	16.4%	20.1%

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